Exhibit 99.1

FBR & CO.

October 21, 2015

9:00 a.m. ET

TRANSCRIPT Q3 2015

Operator

Good day, ladies and gentlemen, and welcome to the FBR & Co. third-quarter 2015 earnings call.

At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. (Operator Instructions)

As a reminder, this conference call is being recorded. I would now like to introduce your host for today’s conference, Ms. Shannon Hawkins, Senior Vice President. Ma’am, you may begin.

Shannon Hawkins – FBR & Co. – SVP, Corporate Communications

Thank you and good morning. Before we begin this morning’s call, I would like to remind everyone that statements concerning expectations, future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements.

These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to the demand for securities offerings, activity in the secondary securities markets, interest rates, the realization of gains and losses on principle investments, available technologies, competition for business and personnel and general economic, political and market conditions. Additional information concerning these factors that could cause results to differ materially is contained on FBR’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and current reports on Form 8-K.

Joining us on today’s call is Brad Wright, Chief Financial Officer of FBR. I will now turn the call over to Rick Hendrix, Chairman and Chief Executive Officer.

Rick Hendrix – FBR & Co. – Chairman and CEO

Thanks, Shannon, and thank you to everyone for joining us this morning.

This quarter was clearly challenging with $26 million in revenue and a net loss of $3.4 million and while we don’t view those three months as anything remotely close to an expected long-term run rate, they do continue what has been a difficult 12 months in terms of deal volume.

The unfavorable market conditions that we’ve referred to in previous calls this year – including depressed new issue activity, particularly within small cap financials and real estate – continued to negatively impact our investment banking business. In addition, a spike in market volatility in August provided an additional incentive for prospective issuers to stay on the sidelines in September and created a tough environment for most of those that those to forge ahead. With some relative market stability in domestic equities and commodities, our current pipelines should provide us with multiple opportunities to execute on significant transactions in the next few months, in addition to our regular IPO and follow-on activity.

Investment banking revenue was $14.8 million this quarter, compared to $29.3 million in the third quarter of 2014 and $29.7 million in the second quarter of 2015. In this most recent quarter, we executed nine transactions, including one sole-managed institutional private placement.

On September 1st, we closed our previously announced acquisition of MLV, and added approximately 20 client-facing employees at that time – primarily in investment banking and research. The addition of this team positions FBR with two market-leading execution areas in equities, 144As and At-the-Market offerings.

Also, this addition has strengthened our existing teams in the financial services, energy, real estate and healthcare industry groups. The transaction generated only about $1.2 million of goodwill and intangible assets, now reflected on our balance sheet. Future earn-out payments will be tied to revenue production and reported as compensation expense over the next couple of years. Our expectation is that these contingent payments will not materially impact our historical compensation ratio.

The integration of MLV into our firm has begun smoothly and we expect the revenues that they will contribute to increase with an improved capital markets environment – just as we expect the rest of our business to improve under better conditions.

Institutional brokerage revenue was $13.2 million in the third quarter, compared to $13.1 million in the third quarter of 2014 and $14.3 million in the second quarter of 2015. While our teams did a very good job during the quarter of increasing our cross ratio and executing block trades in focused names of our research team, overall market volatility did not result in increases in volumes for us this quarter. Also included in this revenue is the securities lending business that we added a little over one year ago. This team is executing well and becoming a meaningful contributor to both our top and bottom-line results.

Our corporate investment activities resulted in losses of $2.1 million during the quarter, representing about a two percent negative return, compared to a 6.9 percent decline in the S&P Index during the period, a reflection of investments which are for the most part not directly correlated to equity markets.

Since the initiation of this activity mid-2012, our aggregate return on these investments has been approximately $15 million, adding to earnings and capital. Nonetheless, we expect to reduce our overall positions by approximately $40 million over the next two quarters as we reallocate capital for other purposes. These redemptions, combined with reductions in inventory in our trading desks over the past quarter, will continue to provide us with capital availability to execute accretive share repurchases, as well as adding to overall firm liquidity.

Turning to expenses, our non-comp fixed were $9.9 million in the third quarter, excluding $700,000 of one-time expenses related to the acquisition of MLV, compared to $10 million and $9.6 million in the third quarter of 2014 and the second quarter of 2015, respectively.

At September 30, the Company had 304 full-time employees compared to 293 at the end of the second quarter this year and 307 at the end of the third quarter last year. The growth in headcount is directly related to the addition of the MLV team, as previously mentioned, offset somewhat by some managed attrition during the quarter.

Our compensation-to-net revenue ratio came in higher at 69 percent driven entirely by lower net revenue in the quarter. As a reminder, in quarters with lower revenue, the fixed nature of some of our compensation costs will cause this ratio to spike. The ratio was 62 percent for the nine months ended September 30, and obviously, the full-year ratio will be heavily dependent on our results in the fourth quarter.

Earlier this week, our Board of Directors declared our second $0.20 per share quarterly dividend to be paid in November of this year. We believe the establishment and continuation of our quarterly dividend is an important addition to our overall capital strategy.

In the third quarter of 2015, we repurchased 483,000 shares at a total cost of $10.9 million and year-to-date we have purchased 1.6 million shares at a total cost of $37.5 million. While we look forward to better market conditions in the capital markets, current conditions have allowed us the opportunity to complete share buybacks at attractive prices. All of these purchases were completed at a significant discount to our current tangible book value of $28.47 per share.

The Board also recently approved an increase in our available repurchase authorization to one million shares. Thus far in 2015, we have also repurchased about 100,000 shares related to tax withholding an employee share vestings.

In the first half of next year, we will have significant vesting of prior-year share grants made through our long-term incentive plan. Most of these shares were granted in early 2012 and represent most of the differential between our basic and diluted share counts. The 2016 netting of shares for tax withholding on these vesting events can be expected to result in the repurchase of approximately 600,000 shares – outside of the new repurchase authorization and in addition to what we buy through open market purchases.

Even after our aggressive buyback activity in the last few years, we remain well-capitalized with a highly liquid balance sheet, which provides a solid foundation from which to attract both clients and employees. Shareholders’ equity was $223 million as of September 30, 2015, down from $235 million at June 30, 2015. For more detail around the history of our buyback program, investors can go to our Investor Relations website to view our Capital Strategy presentation posted on August 4th.

While it is not always easy to see to the other side of revenue downturns, we are confident that our strategy, our team and our business model are all pointed in the right direction to generate significant increases in revenue and earnings as the environment improves. We have always had a volatile top line and for the last few years, we have managed our cost structure to reflect that volatility. This approach, combined with our accretive buyback program and resulting lower share count, have positioned the firm to meaningfully capitalize on the improved market and business performance we expect.

Thank you for joining us today. Operator, we will now take questions.

Operator

(Operator Instructions)

Alex Paris – Barrington Research – Analyst

Good morning, guys. So, tough quarter, all the way around the industry. We are seeing this from some of the big guys, as well as some of the smaller broker-dealers, including yours truly, but that is behind us now. I want to focus on the pipeline a little bit. FBR is unique because it leads in this 144A business and, did you mention that you did one of those deals in the third quarter?

Rick Hendrix – FBR & Co. – Chairman and CEO

We did. We completed a real estate deal in July.

Alex Paris – Barrington Research – Analyst

How does that stack up with your other 144A deals? Was it larger, smaller, average sized?

Rick Hendrix – FBR & Co. – Chairman and CEO

It was on the smaller size. It generated just shy of a $10 million fee, so it was a meaningful transaction, but it certainly wasn’t in our average size range, which would typically generate something closer to $20 million.

Alex Paris – Barrington Research – Analyst

Okay. And then, I think I saw in one of the services that FBR is in the market already with a 144A deal for this quarter. I don’t know how you want to comment on that, but were there some deals that were postponed from third quarter into fourth quarter?

Rick Hendrix – FBR & Co. – Chairman and CEO

There were. Given the backdrop in September, we felt like getting a firmer footing was going to give us a higher likelihood of execution. So, we did move some transactions that would’ve kicked off in the third quarter to the fourth quarter. And we do have one significant transaction on the road currently. With reasonable market stability, we’ve got a pipeline that should allow us to have a number of transactions behind that one this quarter.

Alex Paris – Barrington Research – Analyst

So, you did a total of nine deals in the third quarter – secondaries and IPOs. What were your expectations going into the quarter, had there not been postponements?

Rick Hendrix – FBR & Co. – Chairman and CEO

In terms of number of transactions?

Alex Paris – Barrington Research – Analyst

Yes.

Rick Hendrix – FBR & Co. – Chairman and CEO

We would’ve liked to see two or three of the bigger institutional privates in the third quarter had there been a better environment. We also had a couple of IPOs that we are book runner on that we pushed off. So in total, the number of those transactions was another four or five. It’s not certainly double or triple the volume, but the additional transactions would have been bigger revenue events than some of the smaller activity that goes on related to research, or some smaller advisory work that can close in varying timeframes, frankly just because of the longer timeline on that revenue.

Alex Paris – Barrington Research – Analyst

So the thing that moves the needle really in any given quarter is the 144As, the private transactions?

Rick Hendrix – FBR & Co. – Chairman and CEO

Correct.

Alex Paris – Barrington Research – Analyst

You did a smaller one in third quarter, but you said that there’s a larger one in the market right now, and that has to close obviously, but if that is a larger one, just taking your average size $20 million fee, that gets you halfway to at least my estimate for the fourth quarter. Is the tone of the IPO or deal market any better this month than it was last month? We’re seeing a lot of articles in the press saying that the IPO window is closing or somewhat closed.

Rick Hendrix – FBR & Co. – Chairman and CEO

Look, it’s still a difficult new issue market for initial equity. But the window is not entirely closed, and in certain industries with attractive opportunities, I think you’re going to see some things execute. For what it’s worth, I didn’t say that the transaction on the road is bigger, but it is. So to the extent we have success there and we have success with some of the things we have lined up behind it, we are optimistic that fourth quarter will be a better quarter, but we are also very cognizant of the fact that this is not an easy environment.

Alex Paris – Barrington Research – Analyst

Yes, no doubt. On the institutional brokerage side, still kind of weak, not falling off a cliff or anything like that, but the volume in the market is weak. How are you in terms of market share? Are you maintaining your market share in institutional equities?

Rick Hendrix – FBR & Co. – Chairman and CEO

Yes, we won’t get final market share numbers on the third quarter for another couple weeks. I think in the third quarter, in all candor, we probably slipped a little bit market share-wise. Fourth quarter is off to a better start. So if we slipped, we didn’t slip by a lot, but I don’t think we took share in the third quarter and it’s really early to call exactly where we will be in the fourth quarter, but it’s definitely off to a better start.

Alex Paris – Barrington Research – Analyst

Good. Well, good luck on that. Brad, just a question on the tax rate. I think the tax rate assumption in the fourth quarter or the third quarter was a little higher than I had expected. What is your expectation for full-year tax rate?

Brad Wright – FBR & Co. – CFO

As the bottom line gets closer to zero, it is impacted by some discrete events. So, I think it will probably end higher than what we had talked about earlier in the year, but probably still in the high 30 percent.

Alex Paris – Barrington Research – Analyst

High 30 percent, as opposed to the mid-30 percent, which is where we were previously?

Brad Wright – FBR & Co. – CFO

Yes, high 30 percent for a full-year rate.

Alex Paris – Barrington Research – Analyst

Okay, good. I think that helps. Thank you guys very much and good luck in the fourth quarter.

Operator

(Operator Instructions)

Justin Hughes – Philadelphia Financial – Analyst

Good morning, thanks for taking my question. I was just wondering can you break out for us – the total pretax loss was $6.3 million. Can you break out how much was attributable to capital markets versus principal investing?

Brad Wright – FBR & Co. – CFO

Are you just talking about segment, looking at segment reporting?

Justin Hughes – Philadelphia Financial – Analyst

That’s correct, yes, the segment reporting. I didn’t see it in the earnings release.

Brad Wright – FBR & Co. – CFO

When we release our 10-Q for the quarter, we will have pretax loss from capital markets of about $3.2 million and from principal investing of about $3.1 million.

Justin Hughes – Philadelphia Financial – Analyst

Okay, that’s going to be the third consecutive quarter that the principal investing group has lost money. What is going on there? Why is it consistently losing money?

Rick Hendrix – FBR & Co. – Chairman and CEO

Well, we have had lower returns on that capital, clearly, and in particular in the third quarter we lost money on the top line from a revenue standpoint, so it has generated losses. As we talked about in the script, since we started that activity, it has been a meaningful contributor from both an earnings and a capital perspective, but it’s not going to be steady. It’s going to be subject to what’s going on in the market and while it’s not directly correlated to equities, certainly if we are down 2 percent in the quarter, we are going to lose money.

Justin Hughes – Philadelphia Financial – Analyst

I guess in what market environment does this segment do well? Because actually, now, I look at my model, this will be the fifth consecutive quarter that that segment has lost money. Is it tied to credit spreads, equity markets, emerging markets? What market environment does this segment do well in?

Rick Hendrix – FBR & Co. – Chairman and CEO

Well, it does well when the underlying investments perform and we have exposure to rates, we have exposure to commodities, we have exposure to the credit market. I will tell you that what has been most challenging over the last few quarters has been exposure to credit and the redemptions that I mentioned, the reduction in the allocation there of about $40 million, basically takes our credit exposure to almost zero.

Justin Hughes – Philadelphia Financial – Analyst

And how much commodity and rates exposure do you still have?

Rick Hendrix – FBR & Co. – Chairman and CEO

They are basically tied up in global macro funds, which actually have performed well, certainly performed much better than credit. I don’t have those exact numbers in front of me in terms of the allocation within those funds. But those more liquid global macro strategies have certainly performed better than the credit exposure.

Justin Hughes – Philadelphia Financial – Analyst

Okay, I didn’t think global macro was doing well this year. Maybe it was just some high-profile funds that have lost money, but maybe it is doing better than credit.

Rick Hendrix – FBR & Co. – Chairman and CEO

It’s certainly doing better than credit.

Justin Hughes – Philadelphia Financial – Analyst

Okay, thank you.

Operator

(Operator Instructions)

I’m showing no further questions at this time. I would like to turn the call back to Mr. Hendrix for closing remarks.

Rick Hendrix – FBR & Co. – Chairman and CEO

Great. Thank you, everyone, for joining us this morning and we look forward to talking about the fourth quarter early in 2016.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program and you may all disconnect. Everyone, have a wonderful day.